Exhibit 5.1

June 29, 2010

Affiliated Managers Group, Inc.

600 Hale Street

Prides Crossing, MA 01965-1000

Ladies and Gentlemen:

Reference is made to our opinion dated December 12, 2007 and included as Exhibit 5.1 to the registration statement on Form S-3 (File No. 333-148029) (the “Registration Statement”), filed by Affiliated Managers Group, Inc. (the “Company”), as of December 12, 2007, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”).  We are rendering this supplemental opinion in connection with the Company’s proposed issuance and delivery of shares of Common Stock (the “Shares”) from time to time, in settlement of, and pursuant to, the Confirmation Letter Agreement dated May 7, 2008, between the Company and Bank of America, N.A., as forward purchaser (“BofA”) (the “May 2008 Confirmation”), the Confirmation Letter Agreement dated May 1, 2009 between the Company and BofA, as forward purchaser (the “May 2009 Confirmation”), and the Confirmation Letter Agreement dated July 31, 2009, between the Company and Deutsche Bank AG, London Branch, as forward purchaser (“DB”) (the “July Confirmation”, and together with the May 2008 Confirmation, the May 2009 Confirmation and any subsequent related Confirmation Letter Agreements entered into with BofA or DB on substantially the same terms, the “Confirmations”).

In connection with this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.  The opinions expressed below are limited to the Delaware General Corporation Law, including the reported cases interpreting that law.

Based upon the foregoing, we are of the opinion that, when issued and delivered in conformity with the authorizing resolutions of the Company’s Board of Directors dated April 2, 2008, April 21, 2009, and July 21, 2009 and the authorizing resolutions of the Pricing Committee of the Board of Directors dated May 7, 2008, August 15, 2008, February 3, 2009, May 1, 2009, and July 31, 2009, and against payment of the purchase price therefor in accordance with the Confirmations and as contemplated by the Registration Statement and any applicable prospectus, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP